UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 30, 2008

SyntheMed, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-20580	14-1745197
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

200 Middlesex Essex Turnpike, Suite 210, Iselin, New Jersey                                        08830
(Address of Principal Executive Offices)                 (Zip Code)

Registrant's telephone number, including area code (732) 404-1117

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: This Amendment is being filed solely to correct the number of shares underlying the placement agent warrants issued in connection with the financing described herein. In accordance with Rule 12b-15 promulgated under the Securities Exchange Act of 1934, as amended, the entirety of the disclosure under Item 3.02 is included herein as amended. All other disclosure in the Current Report on Form 8-K, as originally filed on October 3, 2008, remains unchanged by this Amendment.

Section 3 - Securities and Trading Markets
Item 3.02 Unregistered Sales of Equity Securities.

On September 30, 2008, we raised $4,000,000 in gross proceeds from the sale of 10,000,000 units, each consisting of one share of common stock and one warrant to purchase one share of common stock, at a purchase price of $.40 per unit. The warrants are exercisable for shares at a price of $.50 per share, and are scheduled to expire on September 30, 2011. This represents the initial closing of a financing under which we have authorization from our Board of Directors to raise up to an additional $2,000,000 on the same terms.

In connection with the financing, we paid a placement agent a commission of $280,000 in cash, representing 7% of the gross proceeds raised, and warrants to purchase an aggregate of 700,000 shares of common stock, representing 7% of the number of shares sold in the financing. The agent warrants are identical to the investor warrants, except that the agent warrants expire on September 30, 2012. We also reimbursed the agent for certain financing-related expenses. One of our directors, Mr. Joerg Gruber, is Chairman and a director of the placement agent.

The financing was made in a transaction not requiring registration under the Securities Act of 1933, as amended, by virtue of and in reliance upon Regulation S promulgated thereunder (“Regulation S”). The offering involved no “directed selling efforts”, was made in an “offshore transaction” only to persons who represented that they were not “US Persons” and included “offering restrictions”, as those terms are defined in Regulation S.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SyntheMed, Inc.

Date: October 6, 2008	By:	/s/ Robert P. Hickey
Robert P. Hickey
President, CEO and CFO